Exhibit 99.1


For release 03 February 2005

contact:
Brenda S. Tudor
Vice President - Finance
& Chief Financial Officer
(828)-669-2941, Ext 223

INGLES MARKETS, INCORPORATED
REPORTS PRELIMINARY FISCAL 2004
EARNINGS AND INTENTION TO RESTATE
PRIOR PERIODS


ASHEVILLE,  N.C. -- (February 3, 2005) --
Ingles Markets, Incorporated (NASDAQ: IMKTE) today reported preliminary net income of approximately $28 million for the fiscal year ended September 25, 2004, compared to approximately $17 million for fiscal 2003, restated.

Fiscal 2004 was the 40th consecutive year Ingles achieved an increase in net sales and the first year the Company has exceeded the $2 billion sales level. Net sales increased 7.3% for fiscal year 2004 over fiscal year 2003 and 8.2% for the fourth fiscal quarter over the prior year fiscal quarter. Comparable store sales increased 6.7% and 8.2% for fiscal year 2004 and the fourth quarter of fiscal 2004, respectively. During fiscal 2004, Ingles opened two new stores, replaced one store, completed major remodel/expansions of two stores, completed minor remodels of two stores and closed four older stores. Capital expenditures totaled approximately $71 million for fiscal 2004.

The Company previously announced that it was undergoing an internal investigation of certain accounting issues, following receipt of an informal inquiry from the SEC, and that its financial statements for fiscal years 2002 and 2003 and the first three quarters of 2004 should not be relied upon. During preparation for its annual audit and annual report for fiscal 2004 and as a result of this internal investigation, the Company has determined that certain vendor allowances and certain other revenue and expense items were recognized in the incorrect accounting periods. In addition, the Company reviewed its lease accounting practices. As a result of this review, the Company has identified changes in the interpretation of the accounting rules for certain leasing related transactions and the amortization periods of certain leasehold improvements. The correction of these lease related issues resulted in adjustments to accumulated depreciation, depreciation expense, rent expense and long-term liabilities.

The Company is in the process of restating its financial statements for fiscal 2002 and 2003 and the first three quarters of fiscal 2004 and fiscal 2003 to correctly reflect the appropriate accounting for vendor allowances, certain other revenue and expense items and certain lease related issues. The Company intends to file its Form 10-K, including fiscal 2004 results and the restated results for fiscal 2002 and 2003, and amended Forms 10-Q for the first three quarters of fiscal 2004, including comparable periods in 2003, as soon as such restatements are complete. The Company expects that fiscal 2003 net income will be slightly increased and expects a decrease in net income for fiscal 2002 of approximately $2 million as a result of the restatements. In addition, the restatements are expected to result in an increase in net income for the first, second and third quarters of fiscal 2004 by an aggregate of approximately $700,000. The restatements are not expected to have any impact on cash flow in any of the periods restated.

As a result of the change in recognition of certain vendor allowances, fiscal year 2004 net income was increased by approximately $1.3 million which had previously been recorded in prior periods but has been reallocated over the term of certain vendor contracts, related purchases or other contract features.

Commenting on the results for 2004, Robert P. Ingle, chief executive officer, said, "We are so pleased to announce these wonderful results for 2004, even though they are only preliminary. Our team has made enormous strides this year in driving sales and controlling expenses. We regret the delay in our announcement and are looking forward to providing more details in the near future for fiscal 2004 and the restated periods. Before we release further detail and complete our filings, we want to make sure the restatement issues are fully addressed and properly reflected in our financial statements. We have always strived to present complete and accurate financial reporting."

The comments in this press release contain certain forward-looking statements. Ingles undertakes no obligation to publicly release any revisions to any forward-looking statements contained herein to reflect events or circumstances occurring after the date hereof or to reflect the occurrence of unanticipated events. Ingles' actual results may differ materially from those projected in forward-looking statements made by, or on behalf of, Ingles. Factors that may affect results include changes in business and economic conditions generally in Ingles' operating area, pricing pressures, increased competitive efforts by others in Ingles' marketing areas and the availability of financing for capital improvements. A more detailed discussion of these factors may be found in reports filed by the Company with the Securities and Exchange Commission including its 2004 Form 10-K and Forms 10-Q.

Ingles Markets, Incorporated is a leading supermarket chain with operations in six southeastern states. Headquartered in Asheville, North Carolina, the Company operates 197 supermarkets. In conjunction with its supermarket operations, the Company also operates 74 neighborhood shopping centers, all but 16 of which contain an Ingles supermarket. The Company's Class A Common Stock is traded on The Nasdaq Stock Market's National Market under the symbol IMKTE. For more information about the Company, visit Ingles' website at www.ingles-markets.com. Ingles Markets, Incorporated - Post Office Box 6676, Asheville, NC 28816 - http://www.ingles-markets.com/